UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2015

Fitbit, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37444	20-8920744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Howard Street San Francisco, California	94105

(Address of Principal Executive Offices)	(Zip Code)

(415) 513-1000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2015, Fitbit, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with GLL BIT Fremont Street Partners, L.P. The Lease is for approximately 163,628 rentable square feet of space in the building located at 199 Fremont Street, San Francisco, California 94105 (the “Premises”). The Premises will become part of the Company’s existing corporate headquarters.

The Lease expires on July 31, 2024, subject to the Company’s option to extend the term of the Lease for an additional five years. The term of the Lease is nine years with respect to certain portions of the Premises and eight years and four months with respect to certain other portions of the Premises. Base rent payments due under the Lease for the Premises are expected to be approximately $96.3 million in the aggregate over the term of the Lease. The Company is also responsible for certain other costs under the Lease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities.

The foregoing summary of key terms of the Lease does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Lease, a copy of which the Company expects to file with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FITBIT, INC.

Date: June 29, 2015	By:	/s/ Andy Missan
Name: Andy Missan
Title: Vice President, General Counsel, and Secretary